Exhibit 99.2

Real people. Real results.®

CONTACTS:	For Release July 16, 2007
Patty Frank, Investors, (513) 763-1992 Lori Dorer, Media, (513) 345-1685	3:30 p.m. Eastern Time

Kendle International Closes $200 Million Offering Of Convertible Senior Notes

CINCINNATI, July 16, 2007 – Kendle International Inc. (Nasdaq: KNDL) today announced the closing of its underwritten public offering of $175,000,000 aggregate principal amount of 3.375% Convertible Senior Notes due 2012 as well as the closing of an additional $25,000,000 aggregate principal amount of notes in connection with the underwriter’s exercise in full of its over-allotment option.

The notes pay interest semiannually at a rate of 3.375% per annum. The notes are convertible, subject to certain limitations, at the holder’s option, at an initial conversion rate of 20.9585 shares of common stock per $1,000 principal amount of notes (or an initial conversion price of approximately $47.71 per share of common stock), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a conversion premium of 32.5% over the closing sale price of the Company’s common stock on July 10, 2007, which was $36.01 per share. Upon conversion, holders will receive cash up to the principal amount of the notes to be converted, and any excess conversion value will be delivered in shares of the Company’s common stock.

The notes are not redeemable at the option of the Company prior to maturity. Upon a fundamental change (as defined in the prospectus supplement relating to the notes), holders may require the Company to repurchase their notes at a purchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, in cash. The notes will be senior unsecured obligations of the Company.

In connection with the offering, Kendle entered into convertible note hedge transactions with certain dealers. These transactions are intended to reduce the potential dilution to the Company’s shareholders upon any future conversion of the notes. The Company also entered into warrant transactions concurrently with the offering, pursuant to which it sold warrants to purchase Kendle common stock to the same dealers that entered into the convertible note hedge transactions. The convertible note hedge and warrant transactions generally have the effect of increasing the conversion price of the convertible notes to approximately $61.22 per share of Kendle common stock, representing approximately a 70% premium based on the closing sales price as reported on The Nasdaq Global Market on July 10, 2007, of $36.01 per share.

Kendle estimates net proceeds from the sale of the notes of approximately $193.6 million after deducting the underwriter’s discounts and commissions and estimated expenses of the offering payable by Kendle. In addition, Kendle used approximately $18.2 million of the net proceeds of the offering to pay the net cost of the convertible note hedge transactions and the warrant transactions. Kendle is required to pay at least 75% of the net proceeds (approximately $146

Corporate Headquarters

441 Vine Street Suite 1200

Cincinnati, OH 45202

Tel: 1 800 733 1572 (US only)

Tel: +1 513 381 5550

Fax: +1 513 381 5870

Europe

+44 1344 750225

Asia/Pacific

+61 3 9567 7600

Latin America

+52 55 2169 0300

Africa

+27 11 384 0000

www.kendle.com

North America • Europe • Asia/Pacific • Latin America • Africa

million) of this offering toward repayment of amounts owed under the term loan under its credit agreement. Kendle intends to use the remaining net proceeds from this offering for other general corporate purposes, which may include repayment of other indebtedness, working capital and acquisitions or investments in businesses, products or technologies that are complimentary to those of Kendle.

This press release does not constitute an offer to sell or solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A registration statement (including a prospectus) and prospectus supplement related to the offering have been filed with the Securities and Exchange Commission and are available on the SEC’s website www.sec.gov. Printed copies of the prospectus and prospectus supplement relating to the offering may also be obtained from UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, New York, 10171, Toll Free 888-827-7275.

About Kendle
Kendle International Inc. (Nasdaq: KNDL) is a global clinical research organization that provides a broad range of Phase I-IV clinical development services to the biopharmaceutical industry.
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Information provided herein, which is not historical information, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company’s business, are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company’s ability to manage growth and to continue to attract and retain qualified personnel, the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses, the Company’s ability to penetrate new markets, the fixed price nature of contracts and cost overruns, the loss, cancellation or delay of contracts or amendments thereto, the ability to maintain existing customer relationships or enter into new ones, the Company’s sales cycle, the effects of exchange rate fluctuations, risks related to non-US operations and other factors described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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